Exhibit 4.1

EXECUTION VERSION

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

VERTICALNET, INC.

Senior Secured Convertible Promissory Note
due July 2, 2007

No. CN-05-     $
Dated: August 16, 2005

For value received, VERTICALNET, INC., a Pennsylvania corporation (the “Maker”), hereby promises to pay to the order of      (together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of      ($     ), together with interest thereon. Concurrently with the issuance of this Note, the Maker is issuing separate senior secured convertible promissory notes (the “Other Notes”) to separate purchasers (the “Other Holders”) pursuant to the Purchase Agreement (as defined in Section 1.1 hereof).

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The outstanding principal balance of this Note shall be due and payable on July 2, 2007 (the “Maturity Date”) or at such earlier time as provided herein.

ARTICLE I

Section 1.1 Purchase Agreement. This Note has been executed and delivered pursuant to the Note and Warrant Purchase Agreement dated as of August 16, 2005 (the “Purchase Agreement”) by and among the Maker and the purchasers listed therein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

Section 1.2 Interest. Beginning on the issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to nine percent (9%), payable monthly until the Maturity Date commencing December 16, 2005 at the option of the Maker in cash or in shares of the Maker’s common stock, par value $0.01 per share (the “Common Stock”), registered for resale, in accordance with terms of Section 1.3 below. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the Issuance Date. Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of fifteen percent (15%) and the maximum applicable legal rate per annum.

Section 1.3 Payment of Principal and Interest.

(a) Commencing one hundred twenty (120) days following the Issuance Date and continuing thereafter on the first (1st) Business Day of each month until the Maturity Date (each, a “Principal Payment Date”), the Maker shall pay an amount to the Holder equal to 1/20th of the original principal amount of this Note plus any accrued but unpaid interest (the “Principal Installment Amount”); provided, however, if on any Principal Payment Date, the outstanding principal amount of this Note plus any accrued but unpaid interest is less than the Principal Installment Amount, then the Maker shall pay to the Holder such lesser amount. The Maker may pay such Principal Installment Amount in cash, in shares of Common Stock registered for resale or in any combination thereof. If the Maker elects to pay the Principal Installment Amount in cash such amount shall be wired in immediately available funds on the Principal Payment Date; provided, however, that if the Holder has delivered a Conversion Notice to the Maker or delivers a Conversion Notice prior to the Principal Payment Date, the principal amount of this Note to be so converted shall be applied against the next Principal Installment Amount. The Maker shall provide irrevocable written notice to the Holder of the form of payment of the Principal Installment Amount at least seven (7) Business Days prior to each Principal Payment Date for which a Principal Installment Amount is made by the Maker. For purposes of this Note, “Determination Date” shall mean the date that is ten (10) Business Days immediately prior to a Principal Payment Date.

(b) If the Maker elects to pay the Principal Installment Amount in shares of Common Stock registered for resale, the number of shares of Common Stock registered for resale to be issued to the Holder shall be an amount equal to the Principal Installment Amount divided by (i) the Fixed Conversion Price, if the average Closing Bid Price of the Common Stock for the twenty (20) Trading Days immediately preceding the applicable Determination Date (the “Trailing Price”) is equal to or exceeds one hundred fifteen percent (115%) of the Fixed Conversion Price, or (ii) eighty-five percent (85%) of the average of the five lowest VWAPs (as defined in Section 1.3(c) hereof) for the ten (10) Trading Days immediately preceding the applicable Determination Date, if the Trailing Price of the Common Stock is less than one hundred fifteen percent (115%) of the Fixed Conversion Price for the twenty (20) Trading Days immediately preceding the applicable Determination Date; provided, however, that if the Holder has delivered a Conversion Notice to the Maker or delivers a Conversion Notice prior to the Principal Payment Date, the principal amount of this Note to be so converted shall be applied against the next Principal Installment Amount. Notwithstanding the foregoing, the maximum amount of shares of Common Stock that the Maker may issue to satisfy the payment of the Principal Installment Amount in any month shall not exceed twenty percent (20%) of the Total Dollar Volume (as defined in this Section 1.3(b)), provided that if such amount of shares of Common Stock exceeds twenty percent (20%) of the Total Dollar Volume, such excess amount shall be paid by the Maker in cash. Notwithstanding the foregoing to the contrary, the Maker may elect to pay the Principal Installment Amount in shares of Common Stock registered for resale on any Principal Payment Date only if (A) the registration statement providing for the resale of the shares of Common Stock issuable upon conversion of this Note is effective and has been effective, without lapse or suspension of any kind, for a period of thirty (30) consecutive calendar days, (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the Nasdaq SmallCap Market (or other exchange or market on which the Common Stock is trading), (C) the Maker is in material compliance with the terms and conditions of this Note and the other Transaction Documents, (D) the issuance of shares of Common Stock on the Principal Payment Date does not violate the provisions of Section 3.4 hereof, (E) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance, (F) no Bankruptcy Event has occurred, (G) the Maker is not in default with respect to any material obligation hereunder or under any other Transaction Document and (H) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated. For purposes hereof, “Total Dollar Volume” means, for any date, the product of (1) the lesser of (x) the average of the daily VWAP for the twenty (20) Trading Days immediately preceding the applicable Determination Date and (y) the Closing Bid Price of the Common Stock on applicable Determination Date and (2) the sum of the trading volume for each of the (20) Trading Days immediately preceding the applicable Determination Date.

(c) For purposes hereof, “VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading) as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (ii) if prices for the Common Stock are then listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date on the OTC Bulletin Board; (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading) and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Maker.

Section 1.4 Security Agreement. The obligations of the Maker hereunder are secured by a continuing security interest in all of the assets and properties of the Maker pursuant to the terms of a security agreement dated as of August 16, 2005 by and among the Maker, on the one hand, and the Holders and the Other Holders, on the other hand.

Section 1.5 Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding Business Day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.6 Transfer. This Note may be transferred or sold, subject to the provisions of Section 4.8 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

Section 1.7 Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

Section 2.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) the Maker shall fail to make the payment of any amount of principal outstanding or accrued and unpaid interest on the date such payment is due hereunder; or

(b) [Intentionally Omitted]

(c) [Intentionally Omitted]

(d) the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, Nasdaq SmallCap Market, Nasdaq National Market, American Stock Exchange or The New York Stock Exchange, Inc. for a period of five (5) consecutive Trading Days; or

(e) the Maker’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 3.8(a) hereof) or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock; or

(f) the Maker shall fail to (i) timely deliver the shares of Common Stock upon conversion of the Note or any accrued and unpaid interest, or (ii) make the payment of any fees and/or liquidated damages under this Note, the Purchase Agreement or the Registration Rights Agreement, which failure is not remedied within three (3) Business Days after the incurrence thereof; or

(g) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days, provided that the Maker has not exercised its rights pursuant to Section 3(n) of the Registration Rights Agreement and the cause of such lapse or unavailability is not due to factors primarily within the control of Holder; or

(h) default shall be made in the performance or observance of (i) any material covenant, condition or agreement contained in this Note (other than as set forth in clause (f) of this Section 2.1) and such default is not fully cured within five (5) Business Days after the occurrence thereof or (ii) any material covenant, condition or agreement contained in the Purchase Agreement, the Other Notes, the Registration Rights Agreement or any other Transaction Document which is not covered by any other provisions of this Section 2.1 and such default is not fully cured within five (5) Business Days after the occurrence thereof; or

(i) any material representation or warranty made by the Maker herein or in the Purchase Agreement, the Registration Rights Agreement, the Other Notes or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(j) the Maker shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(k) a Bankruptcy Event shall have occurred; or

(l) a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

(m) the failure of the Maker to instruct its transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 of the Securities Act and issue such unlegended certificates to the Holder within three (3) Business Days of the Holder’s request so long as the Holder has provided reasonable assurances to the Maker that such shares of Common Stock can be resold pursuant to Rule 144; or

(n) the failure of the Maker to pay any amounts due to the Holder herein or in the Purchase Agreement or the Registration Rights Agreement within three (3) Business Days of receipt of notice to the Maker; or

(o) the occurrence of an Event of Default under the Other Notes.

Section 2.2 Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 2.1 (k) or (l), the outstanding principal balance and accrued interest hereunder shall be automatically due and payable and (ii) Sections 2.1 (a)-(j) and 2.1(m)-(o), demand the prepayment of this Note pursuant to Section 3.7 hereof, (b) subject to Section 3.4 hereof, demand that the principal amount of this Note then outstanding shall be converted into shares of Common Stock at a Conversion Price per share calculated pursuant to Section 3.1 hereof assuming that the date that the Event of Default occurs is the Conversion Date (as defined in Section 3.1(b) hereof) and demand that all accrued and unpaid interest under this Note shall be converted into shares of Common Stock in accordance with Section 1.2 hereof, or (c) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement, the Registration Rights Agreement, other Transaction Document or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION; PREPAYMENT

Section 3.1 Conversion Option.

(a) At any time on or after the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing (x) that portion of the outstanding principal balance under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 3.2(a) hereof) then in effect on the date on which the Holder faxes a notice of conversion (the “Conversion Notice”), duly executed, to the Maker (facsimile number (610) 240-9470, Attn.: Legal) (the “Voluntary Conversion Date”), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.6 below. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date.

(b) On the Mandatory Conversion Date (as defined below), the Maker may cause the outstanding principal amount of this Note plus all accrued and unpaid interest to convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the outstanding principal amount of this Note plus all accrued and unpaid interest outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date by providing ten (10) days prior written notice of such Mandatory Conversion Date. As used herein, a "Mandatory Conversion Date” shall be a date that is six (6) months following the effective date of the registration statement providing for the resale of the shares of Common Stock issuable upon conversion of this Note (the “Registration Statement”) in which the VWAP of the Common Stock is equal to or exceeds two hundred percent (200%) of the Fixed Conversion Price then in effect for a period of twenty (20) consecutive Trading Days and the dollar trading volume of the Common Stock for each Trading Day of such twenty (20) consecutive Trading Day period exceeds $200,000; provided, that (A) the Registration Statement is effective and has been effective, without lapse or suspension of any kind, for a period thirty (30) consecutive calendar days immediately preceding the Mandatory Conversion Date, (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or The Nasdaq SmallCap Market (or other exchange or market on which the Common Stock is trading), (C) the Maker is in material compliance with the terms and conditions of this Note and the other Transaction Documents, and (D) the issuance of shares of Common Stock on the Mandatory Conversion Date pursuant to such mandatory conversion does not violate the provisions of Section 3.4 hereof. Notwithstanding the foregoing to the contrary, the Mandatory Conversion Date shall be extended for as long as a Triggering Event (as defined in Section 3.7(f) hereof) shall have occurred and be continuing. The Mandatory Conversion Date, the Voluntary Conversion Date and any Principal Payment Date on which the Maker is permitted and has elected to pay all or any portion of the Principal Installment Amount then due in Common Stock, collectively are referred to in this Note as the “Conversion Date.”

(c) The term “Closing Bid Price” shall mean, on any particular date (i) the closing bid price per share of the Common Stock on such date on The Nasdaq SmallCap Market or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on The Nasdaq SmallCap Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or if there is no such price on such date, then the closing bid price for a share of Common Stock on the over-the-counter market on the date nearest preceding such date or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (iv) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.

Section 3.2 Conversion Price.

(a) The term “Fixed Conversion Price” shall mean $0.70. The term “Conversion Price” shall mean the Fixed Conversion Price, subject to adjustment under Section 3.6 hereof.

(b) Notwithstanding any of the foregoing to the contrary, if during any period (a "Black-out Period”), a Holder is unable to trade any Common Stock issued or issuable upon conversion of this Note immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Maker has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the Holder of this Note or due to the Maker exercising its rights under Section 3(n) of the Registration Rights Agreement), such Holder shall have the option but not the obligation on any Conversion Date within ten (10) Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) Trading Days thereafter. In no event shall the Black-out Period have any effect on the Maturity Date of this Note.

Section 3.3 Mechanics of Conversion.

(a) Not later than three (3) Trading Days after any Conversion Date, the Maker or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. In the alternative, not later than three (3) Trading Days after any Conversion Date, the Maker shall deliver to the applicable Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 5.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note (the “Delivery Date”). Notwithstanding the foregoing to the contrary, the Maker or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale and the Holder has complied with the applicable prospectus delivery requirements. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Maker at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Maker shall immediately return this Note if tendered for conversion, whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 3.3(b) and (c) shall be payable through the date notice of rescission is given to the Maker.

(b) The Maker understands that a delay in the delivery of the shares of Common Stock upon conversion of this Note beyond the Delivery Date could result in economic loss to the Holder. If the Maker fails to deliver to the Holder such shares via DWAC or a certificate or certificates pursuant to this Section hereunder by the Delivery Date, the Maker shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered, together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (A) (i) 1% of the aggregate principal amount of the Notes requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Notes requested to be converted for each Trading Day thereafter and (B) $2,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit a Holder’s right to pursue actual damages for the Maker’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the liquidated damages accrued in accordance with this Section 3.3(b) through the date the Conversion Notice is withdrawn.

(c) In addition to any other rights available to the Holder, if the Maker fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Maker shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that the Maker was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Maker timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Maker shall be required to pay the Holder $1,000. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Maker. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

Section 3.4 Ownership Cap and Certain Conversion Restrictions.

(a) Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.9% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Maker with sixty-one (61) days notice (pursuant to Section 4.1 hereof) (the “Waiver Notice”) that the Holder would like to waive this Section 3.4(a) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(a) will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the Maturity Date.

(b) Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon the Holder providing the Maker with a Waiver Notice that the Holder would like to waive Section 3.4(b) of this Note with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(b) shall be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the Maturity Date.

(c) Notwithstanding anything to the contrary set forth herein, the Maker shall not be obligated to issue in excess of an aggregate of 9,468,758 shares of Common Stock upon conversion of the Notes, which number of shares shall be subject to adjustment pursuant to Sections 3.6(a)(i) through (iv) (such number of shares, the “Issuable Maximum”). The Issuable Maximum equals 19.99% of the number of shares of Common Stock outstanding immediately prior to the Issuance Date. If on any Conversion Date (A) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock to be issued on such Conversion Date when added with the number of share of Common Stock previously issued upon conversion of the Notes would equal or exceed the Issuable Maximum, and (B) the Maker shall not have previously obtained the vote of stockholders (the “Stockholder Approval”), if any, as may be required by the applicable rules and regulations of the Nasdaq SmallCap Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Maker shall issue to the Holder so requesting such number of shares of Common Stock equal to the Issuable Maximum minus the number of shares of Common Stock previously issued upon conversion of the Notes and, with respect to the remainder of shares of Common Stock which would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the “Excess Shares”), the Maker shall use its best efforts to obtain the Stockholder Approval applicable to such issuance as soon as is possible, but in any event not later than the next annual meeting of stockholders. The Maker acknowledges that such request has been made by the Holder as of the Issuance Date. The Maker and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversion of the Notes or as a result of exercise of the Warrants shall not be entitled to cast votes on any resolution to obtain Stockholder Approval. The Maker agrees that all of the officers and directors of the Maker that hold shares of Common Stock shall vote in favor of the issuance of shares of Common Stock in excess of the Issuable Maximum. In the event that Stockholder Approval is not obtained by the next annual meeting of stockholders, the Holder shall have the right on a Conversion Date to have the Maker prepay in cash such portion of the outstanding principal amount of this Note plus all accrued but unpaid interest that would have been issued in shares of Common Stock upon conversion but for such number of shares being in excess of the Issuable Maximum. In the event that the Holder exercises this prepayment right, the Holder shall provide written notice to the Maker and the Maker shall pay in cash the prepayment price within five (5) Business Days following receipt of such written request by the Holder.

Section 3.5	Intentionally Omitted.

Section 3.6	Adjustment of Conversion Price

(a) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustments for Stock Dividends and Splits. If the Maker, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 3.6(a)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 3.6(a)(i) shall become effective immediately after the effective date of such subdivision or combination.

(ii) Pro Rata Distributions. If the Maker, at any time while this Note is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Conversion Price times a fraction of which the denominator shall be the average of the Closing Bid Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, as determined by the Maker’s independent certified public accountants that regularly examine the financial statements of the Maker (an “Appraiser”). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser. As an alternative to the foregoing adjustment to the Conversion Price, at the request of the Holder delivered before the 90th day after such record date, the Maker will deliver to such Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted into immediately prior to such record date. If the Holder elected to receive Distributed Property in accordance with the preceding sentence and such Distributed Property is not delivered to the Holder pursuant to the preceding sentence, then upon expiration of or any conversion of the Note that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion (if applicable), such Distributed Property.

(iii) Major Transactions. If, at any time while this Note is outstanding, the Maker effects any Major Transaction, then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Major Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Major Transaction if it had been, immediately prior to such Major Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Major Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Major Transaction. In the event of a Major Transaction, the Maker or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x) this Note shall thereafter entitle the Holder to purchase the Alternate Consideration,

(y) in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Maker for the performance of all of the Maker’s obligations under this Note and the Purchase Agreement, and

(z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon conversion of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Major Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Maker or any such successor or purchasing Person, as the case may be, in such Major Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Maker shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Maker or surviving Person in such Major Transaction shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Major Transaction is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 3.6(a)(iii) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Major Transaction. If any Major Transaction constitutes or results in a Going Private Transaction, then at the request of the Holder delivered before the 90th day after such Major Transaction, the Maker (or any such successor or surviving entity) will purchase this Note from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Major Transaction), equal to the Black Scholes value of the then outstanding principal amount of this Note on the date of such request.

(iv) Subsequent Equity Sales.

(x) If, at any time while this Note is outstanding, the Maker or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Maker per share of Common Stock (the “Effective Price”) less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal the Effective Price. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Maker to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents. The Effective Price of Common Stock or Common Stock Equivalents issued in any transaction in which more than one type of securities are issued shall give effect to the allocation by the Maker of the aggregate amount paid for such securities among the different securities issued in such transaction.

(y) If, at any time while this Note is outstanding, the Maker or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

(z) Notwithstanding the foregoing, no adjustment will be made under this 3.6(a)(iv) in respect of any issues described in subsection (c) below.

(b) Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Maker shall not be required to make any adjustment to the Conversion Price in connection with (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to a bona fide firm underwritten public offering with a nationally recognized underwriter of the Maker’s securities in excess of $15,000,000, (iii) securities issued pursuant to the conversion or exercise of convertible or excercisable securities issued or outstanding on or prior to the date hereof or issued pursuant to the Purchase Agreement, (iv) the shares of Common Stock issuable upon the exercise of Warrants, (v) securities issued in connection with strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (vi) Common Stock issued or options to purchase Common Stock granted or issued pursuant to the Maker’s stock option plans and employee stock purchase plans as they now exist, (vii) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreement, and (viii) the payment of any accrued interest in shares of Common Stock pursuant to this Note.

(d) No Impairment. The Maker shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event a Holder shall elect to convert any Notes as provided herein, the Maker cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of said Notes shall have issued and the Maker posts a surety bond for the benefit of such Holder in an amount equal to one hundred thirty percent (130%) of the amount of the Notes the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(e) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.6, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f) Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Conversion Date.

(h) Reservation of Common Stock. The Maker shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note and all interest accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred twenty percent (120%) of the number of shares of Common Stock for which this Note and all interest accrued thereon are at any time convertible. The Maker shall, from time to time in accordance with Pennsylvania corporate law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.6(h).

(i) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 3.7 Prepayment.

(a) Prepayment Upon an Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Sections 2.1(a)-(j) and 2.1(m)-(o) hereof, the Holder shall have the right, at such Holder’s option, to require the Maker to prepay in cash all or a portion of this Note at a price equal to one hundred ten percent (110%) of the aggregate outstanding principal amount of this Note plus all accrued and unpaid interest applicable at the time of such request (the “Event of Default Prepayment Price”). Nothing in this Section 3.7(a) shall limit the Holder’s rights under Section 2.2 hereof.

(b) Prepayment Option Upon Major Transaction. In addition to all other rights of the Holder contained herein, simultaneous with the occurrence of a Major Transaction (as defined in Section 3.7(e) hereof), the Holder shall have the right, at the Holder’s option, to require the Maker to prepay all or a portion of the Holder’s Notes at a price equal to one hundred ten percent (110%) of the aggregate outstanding principal amount of this Note plus all accrued and unpaid interest (the “Major Transaction Prepayment Price”).

(c) Prepayment Option Upon Triggering Event. In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder’s option, to require the Maker to prepay all or a portion of this Note in cash at a price equal to the sum of (i) the greater of (A) one hundred ten percent (110%) of the aggregate outstanding principal amount of this Note plus all accrued and unpaid interest and (B) in the event at such time the Holder is unable to obtain the benefit of its conversion rights through the conversion of this Note and resale of the shares of Common Stock issuable upon conversion hereof in accordance with the terms of this Note and the other Transaction Documents, the aggregate outstanding principal amount of this Note plus all accrued but unpaid interest hereon, divided by the Conversion Price on (x) the date the Prepayment Price (as defined below) is demanded or otherwise due or (y) the date the Prepayment Price is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Prepayment Price is demanded or otherwise due, or (y) the date the Prepayment Price is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note and the other Transaction Documents (the "Triggering Event Prepayment Price,” and, collectively with the “Major Transaction Prepayment Price,” the “Prepayment Price”).

(d) Intentionally Omitted.

(e) "Major Transaction.” A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i) the consolidation, merger or other business combination of the Maker with or into another Person (as defined in Section 4.13 hereof) (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker or (B) a consolidation, merger or other business combination in which holders of the Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities); or

(ii) the sale or transfer of more than fifty percent (50%) of the Maker’s assets (based on the fair market value as determined in good faith by the Maker’s Board of Directors) other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(f) "Triggering Event.” A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) so long as any Notes are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (i) lapses for any reason (including, without limitation, the issuance of a stop order) or (ii) is unavailable to the Holder for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of more than seven (7) consecutive Trading Days or for 20 days in any 12 month period (which need not be consecutive), and the shares of Common Stock into which the Holder’s Notes can be converted cannot be sold in the public securities market pursuant to Rule 144, provided that the cause of such lapse or unavailability is not due to factors primarily within the control of the Holder of the Notes; and provided further that a Triggering Event shall not have occurred if and to the extent the Maker exercised its rights set forth in Section 3(n) of the Registration Rights Agreement;

(ii) the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, Nasdaq SmallCap Market, Nasdaq National Market, American Stock Exchange or The New York Stock Exchange, Inc. for a period of more than seven (7) consecutive Trading Days or for 20 days in any 12 month period (which need not be consecutive);

(iii) the Maker’s notice to any holder of the Notes, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 3.8) or its intention not to comply with proper requests for conversion of any Notes into shares of Common Stock; or

(iv) the Maker’s failure to comply with a Conversion Notice tendered in accordance with the provisions of this Note within ten (10) Business Days after the receipt by the Maker of the Conversion Notice; or

(v) the Maker deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded;

(vi) the Maker fails to make any cash payment required under the Transaction Documents and such failure is not cured within five days after notice of such default is first given to the Maker by a Holder;

(vii) the Maker consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act; or

(viii) the Maker defaults in the timely performance of any other obligation under the Transaction Documents and such default continues uncured for a period of 20 days after the date on which notice of such default is first given to the Maker by a Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within 20 days).

(g) Intentionally Omitted.

(h) Mechanics of Prepayment at Option of Holder Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to the Holder of this Note. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any holder of the Notes then outstanding may require the Maker to prepay, effective immediately prior to the consummation of such Major Transaction, all of the holder’s Notes then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Major Transaction”) to the Maker, which Notice of Prepayment at Option of Holder Upon Major Transaction shall indicate (i) the number of Notes that such holder is electing to prepay and (ii) the Major Transaction Prepayment Price, as calculated pursuant to Section 3.7(b) above.

(i) Mechanics of Prepayment at Option of Holder Upon Triggering Event. Within one (1) Business Day after the occurrence of a Triggering Event, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each holder of the Notes. At any time after the earlier of a holder’s receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of this Note and the Other Notes then outstanding may require the Maker to prepay all of the Notes on a pro rata basis by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Triggering Event”) to the Maker, which Notice of Prepayment at Option of Holder Upon Triggering Event shall indicate (i) the amount of the Note that such holder is electing to have prepaid and (ii) the applicable Triggering Event Prepayment Price, as calculated pursuant to Section 3.7(c) above. A holder shall only be permitted to require the Maker to prepay the Note pursuant to Section 3.7 hereof for the greater of a period of ten (10) days after receipt by such holder of a Notice of Triggering Event or for so long as such Triggering Event is continuing.

(j) Intentionally Omitted.

(k) Payment of Prepayment Price. Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Triggering Event or a Notice(s) of Prepayment at Option of Holder Upon Major Transaction from any holder of the Notes, the Maker shall immediately notify each holder of the Notes by facsimile of the Maker’s receipt of such Notice(s) of Prepayment at Option of Holder Upon Triggering Event or Notice(s) of Prepayment at Option of Holder Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Maker such holder’s certificates representing the Notes which such holder has elected to have prepaid. The Maker shall deliver the applicable Triggering Event Prepayment Price, in the case of a prepayment pursuant to Section 3.7(i), to such holder within five (5) Business Days after the Maker’s receipt of a Notice of Prepayment at Option of Holder Upon Triggering Event and, in the case of a prepayment pursuant to Section 3.7(h), the Maker shall deliver the Major Transaction Prepayment Price immediately prior to the consummation of the Major Transaction; provided that a holder’s original Note shall have been so delivered to the Maker; provided further that if the Maker is unable to prepay all of the Notes to be prepaid, the Maker shall prepay an amount from each holder of the Notes being prepaid equal to such holder’s pro-rata amount (based on the number of Notes held by such holder relative to the number of Notes outstanding) of all Notes being prepaid. If the Maker shall fail to prepay all of the Notes submitted for prepayment (other than pursuant to a dispute as to the arithmetic calculation of the Prepayment Price), in addition to any remedy such holder of the Notes may have under this Note and the Purchase Agreement, the applicable Prepayment Price payable in respect of such Notes not prepaid shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full. Until the Maker pays such unpaid applicable Prepayment Price in full to a holder of the Notes submitted for prepayment, such holder shall have the option (the “Void Optional Prepayment Option”) to, in lieu of prepayment, require the Maker to promptly return to such holder(s) all of the Notes that were submitted for prepayment by such holder(s) under this Section 3.7 and for which the applicable Prepayment Price has not been paid, by sending written notice thereof to the Maker via facsimile (the “Void Optional Prepayment Notice”). Upon the Maker’s receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full applicable Prepayment Price to such holder, (i) the Notice(s) of Prepayment at Option of Holder Upon Triggering Event or the Notice(s) of Prepayment at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to those Notes submitted for prepayment and for which the applicable Prepayment Price has not been paid, (ii) the Maker shall immediately return any Notes submitted to the Maker by each holder for prepayment under this Section 3.7(k) and for which the applicable Prepayment Price has not been paid and (iii) the Conversion Price of such returned Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Prepayment of Option of Holder Upon Major Transaction or the Notice(s) of Prepayment at Option of Holder Upon Triggering Event, as the case may be, is delivered to the Maker and ending on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. A holder’s delivery of a Void Optional Prepayment Notice and exercise of its rights following such notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 3.7 shall have priority to payments to other stockholders in connection with a Major Transaction.

(l) Intentionally Omitted.

Section 3.8 Inability to Fully Convert.

(a) Holder’s Option if Maker Cannot Fully Convert. If, upon the Maker’s receipt of a Conversion Notice, the Maker cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Maker (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice or (y) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Maker shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option, can elect to:

(i) require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock in accordance with the Holder’s Conversion Notice (the “Mandatory Prepayment”) at a price per share equal to the Triggering Event Prepayment Price as of such Conversion Date (the “Mandatory Prepayment Price”);

(ii) if the Maker’s inability to fully convert is pursuant to Section 3.8(a)(y) above, require the Maker to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice;

(iii) void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice).

In the event a Holder shall elect to convert any portion of its Notes as provided herein, the Maker cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said Notes shall have been issued and the Maker posts a surety bond for the benefit of such Holder in an amount equal to 130% of the outstanding principal amount of the Notes the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(b) Mechanics of Fulfilling Holder’s Election. The Maker shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 3.8(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy such holder’s Conversion Notice, (ii) the amount of this Note which cannot be converted and (iii) the applicable Mandatory Prepayment Price. The Holder shall notify the Maker of its election pursuant to Section 3.8(a) above by delivering written notice via facsimile to the Maker (“Notice in Response to Inability to Convert”).

(c) Payment of Prepayment Price. If the Holder shall elect to have its Notes prepaid pursuant to Section 3.8(a)(i) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within thirty (30) days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert, provided that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note. If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder on a timely basis as described in this Section 3.8(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Prepayment Price), in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid, (ii) receive back such Note, and (iii) require that the Conversion Price of such returned Note be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Prepayment and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Prepayment.

(d) Pro-rata Conversion and Prepayment. In the event the Maker receives a Conversion Notice from more than one holder of the Notes on the same day and the Maker can convert and prepay some, but not all, of the Notes pursuant to this Section 3.8, the Maker shall convert and prepay from each holder of the Notes electing to have its Notes converted and prepaid at such time an amount equal to such holder’s pro-rata amount (based on the principal amount of the Notes held by such holder relative to the principal amount of the Notes outstanding) of all the Notes being converted and prepaid at such time.

Section 3.9 No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated in the Purchase Agreement (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Maker will give written notice to the Holder at least twenty (20) Trading Days prior to the date on which the Maker takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Major Transaction, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Maker will also give written notice to the Holder at least twenty (20) Trading Days prior to the date on which any Major Transaction, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Maker shall promptly notify the Holder of this Note of any notices sent or received, or any actions taken with respect to the Other Notes.

Section 4.2 Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 4.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 4.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 4.6 Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

Section 4.7 Amendments. This Note may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

Section 4.8 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.”

Section 4.9 Consent to Jurisdiction. Each of the Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 4.9 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Maker and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Note shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

Section 4.10 Parties in Interest. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

Section 4.11 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 4.12 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a) No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b) THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

Section 4.13 Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Maker or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Maker or any Subsidiary thereof; (b) there is commenced against the Maker or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Maker or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Maker or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Maker or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Maker or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Maker or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Maker or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing. For purposes of this definition, Subsidiaries shall not include any subsidiary of the Maker that is non-operating, non-revenue generating and is being liquidated or dissolved solely in connection with the reorganization of the Maker’s organizational structure.

“Business Day” means any day except a Saturday, Sunday or any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Maker; (ii) a replacement of more than one-half of the members of the Maker’s board of directors; (iii) a merger or consolidation of the Maker or any Subsidiary or a sale of more than one-half of the assets of the Maker in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Maker’s securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Maker or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Maker; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Maker, or (vi) the execution by the Maker or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Going Private Transaction” means a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act.

"Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on The Nasdaq SmallCap Market (or other exchange or market on which the Common Stock is trading), or (b) if the Common Stock is not traded on The Nasdaq SmallCap Market (or other exchange or market on which the Common Stock is trading), a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day Business Day.

“Underlying Shares” means the shares of Common Stock issuable (a) upon conversion of the Notes (as such term is defined in the Purchase Agreement) and (b) as payment of any principal amount of the Notes or interest accrued and outstanding on the Notes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has caused this Senior Secured Convertible Promissory Note to be duly executed on this 16th day of August 2005.

VERTICALNET, INC.

By: /s/ Gene S. Godick
Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

WIRE INSTRUCTIONS.

Payee:

Bank:

Address:

Bank No.:

Account No.:

Account Name:

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $      of the principal amount of the above Note No.      into shares of Common Stock of Verticalnet, Inc. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion

Applicable Conversion Price

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Signature

[Name]

Address:

Schedule A

Noteholders

Name	Note Amount
Iroquois Master Fund, Ltd.	1,150,000.00
Alpha Capital AG	500,000.00
JGB Capital L.P.	300,000.00
Harborview Master Fund LP	400,000.00
Portside Growth and Opportunity Fund	250,000.00
Smithfield Fiduciary LLC	500,000.00
Bristol Investment Fund, Ltd.	500,000.00
Nite Capital LP	250,000.00
Castle Creek Technology Partners LLC	1,000,000.00
DKR Soundshore Oasis Holding Fund Ltd.	500,000.00
CAMOFI Master LDC	500,000.00
Whalehaven Capital Fund Limited	500,000.00
Platinum Long term Growth I, LLC	250,000.00